Columbia Banking System Announces $0.37 Per Common Share Dividend

TACOMA, Wash., Aug 14, 2026 – Columbia Banking System, Inc. (“Columbia” Nasdaq: COLB), parent company of Columbia Bank, today announced its Board of Directors has approved a quarterly cash dividend in the amount of $0.37 per common share, payable September 14, 2026 to shareholders of record as of August 28, 2026.

About Columbia
Columbia Banking System, Inc. (Nasdaq: COLB) is headquartered in Tacoma, Washington and is the parent company of Columbia Bank, an award-winning preeminent regional bank with offices in Arizona, California, Colorado, Idaho, Nevada, Oregon, Texas, Utah, and Washington. Columbia Bank combines the resources, sophistication, and expertise of a national bank with a commitment to deliver superior, personalized service. The bank supports consumers and businesses through a full suite of services, including retail and commercial banking, Small Business Administration lending, institutional and corporate banking, and equipment leasing. Columbia Bank customers also have access to comprehensive investment and wealth management expertise as well as healthcare and private banking through Columbia Wealth Management. Learn more at www.columbiabankingsystem.com.

Investor Relations Contact:
Jacquelynne “Jacque” Bohlen
ir@columbiabank.com
(503) 727-4100

Note Regarding Forward Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate," "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its Annual Report on Form 10-K for the Fiscal Year ended December 31, 2025 and its Quarterly Reports on Form 10-Q for the three months ended March 31, 2026 and June 30, 2026, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.
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